Exhibit 4.76

SUB-LICENSE AGREEMENT No. TM-2003 VZT

Moscow	July 1, 2003

Open Joint-Stock Company “Vimpelcom-Region”, hereinafter referred to as the Sub-licensor in the person of N.N. Pryuanishnikov, acting on the basis of Power of Attorney # 633, on the one hand, and OOO “VOSTOK-ZAPAD Telecom”, a company established under the laws of the Russian Federation, hereinafter referred to as the Sub-licensee in the person of A.M. Mischenko, its General Director, acting on the basis of the Charter, on the other hand (hereinafter collectively referred to as the Parties) taking into consideration the mutual interests in production and commercial cooperation of the Parties and also the fact that:

The Sub-licensor, under Amendment Agreement # 1 to License Agreement # TM 18-2001 VKR of January 24, 2001, concluded with Open Joint-Stock Company “Vimpel-Communications” (hereinafter, the Licensor), registration # 21952, 21953 of April 4, 2001, has the right o grant the sub-license for the use of trademarks (service marks) BEE LINE and registered on January 30, 1998 under certificates No. 160554 and No. 160555 (in Latin and Cyrillic wording, respectively) with the State Register of Trademarks of the Russian Federation with regard to classes 9, 12, 16, 18, 25, 35, 36, 37, 38, 41 and 42 under the International Classification of Goods and Services (hereinafter, the ICGS);

•	The Sub-licensor agrees to grant to the Sub-licensee under the terms of this Agreement the right to use trademarks BEE LINE and under certificates No. 160554 and No. 160555 to denote goods and services of ICGS classes 9, 16, 25, 35, 37, 38, 42 (hereinafter, the Trademark);

•	The Sub-licensee is interested in using the Trademark with regard to applying the same to goods and services of ICGS classes 9, 16, 25, 35, 37, 38, 42 and wishes to obtain the right to use it on the terms of this Agreement;

•	The Sub-licensor has notified the Licensor of its intent to grant the sub-license hereunder as required by Clause 4.1 of Amendment Agreement # 1 to License Agreement # TM 18-2001 VCR,

have agreed on the following:

1. SUBJECT OF THE SUB-LICENSE AGREEMENT

1.1 Under the terms of this Agreement, the Sub-licensor shall grant to the Sub-licensee a non-exclusive license for the right to use the Trademark (hereinafter the “Trademark License”) with regard to:

•	goods and services of ICGS classes 9, 16, 25, 35, 37, 38, 42 listed in Exhibit 1 which is an inalienable part hereof;

•	the type of activities under Licenses of the Sub-licensor;

•	License # 24303 issued by the Ministry of Communications of RF on November 14, 2002, covering the Urals region (hereinafter, the “Territory”).

2. SUB-LICENSOR’S RIGHTS AND OBLIGATIONS

The Sub-licensor shall have the right to:

2.1 carry out image-making advertising to ensure the Trademark has a stronger public impact and remains attractive for consumers, including with involvement of any third parties under the existing agreements.

2.2 assist the Sub-licensee in advertising the goods and services provided by the Sub-licensee with the use of this Trademark.

2.3 perform the required scope of work, transfer the hardware, technologies, software and documents, train the Sub-licensee’s personnel as requested by the Sub-licensee and on the basis of separate agreements.

The Sub-licensor shall undertake to:

2.4 transfer to the Sub-licensee the materials and documents establishing the procedure and form of Trademark’s use following the Agreement coming into force unless these materials are transferred at an earlier date. Such transfer shall be documented as a bilateral act.

2.5 coordinate the image advertising campaign launched by the Sub-licensee in the Licensed Regions where the Trademark is used, through:

•	taking simultaneous advertising actions and agreeing on their timing and forms;

•	transfer under separate agreements of its own advertising concepts and decisions which can be recommended as standards or of interest for this particular region;

•	reviewing, as proposed by the partners, the samples of their advertising products and releasing recommendations on their use by the Sub-licensee as standard. The right to use these samples shall be granted under the agreements signed with sample owners.

2.6 check the contents and quality of services rendered as well as goods sold by the Sub-licensee using this Trademark for compliance with the requirements of this Agreement.

Inspections shall be conducted by the Sub-licensor using the Sub-licensor’s own resources and at the Sub-licensor’s cost. The results of such inspection shall be documented in the form of a written report compiled at the venue where a particular inspection has been conducted and signed by the authorized representatives of both Parties. This written report shall be approved by the Sub-licensor’s management.

2.7 Provide copy of the Sub-license Agreement to the Licensor within 10 days from its registration by the Russian Agency for Patents and Trademarks (hereinafter, “Rospatent”).

3. SUB-LICENSEE’S RIGHTS AND OBLIGATIONS

The Sub-licensee shall have the right to:

3.1 use the Trademark on signboards and stands, in the press or any other mass media distributed in the Territory, jointly with the name of its own company as well as with the description of provided goods and services of ICGS classes 9, 16, 25, 35, 37, 38, 42.

3.2 use the Trademark jointly with its own trademark after the Sub-licensor approves the form of such application.

3.3 decorate the interior of the premises where goods are sold and services are rendered to the customers to match the company style; use the basic elements of the company stile included in the brand book, as well as equipment, technologies, software, technical and logistic solutions.

3.4 acquire the equipment and goods from the Sub-licensor on the terms set forth in separate agreements.

The Sub-licensee shall undertake to:

3.5 ensure that the quality of goods and services sold with the use of the Trademark is equal or higher than the quality of goods and services of similar ICGS classes sold with the use of the Trademark by the Licensor and the Sub-licensor. The quality of goods and services shall be equal or higher than those set forth in the Licensor’s requirements including requirements to dealers of the Sub-licensee referred to in clause 4.2.3 of the Amendment Agreement # 1 to License Agreement #TM 18-2001 VCK.

3.6 if necessary, document in writing the waiver by the Licensor and the Sub-licensor of the provisions hereof.

3.7 inform the Sub-licensor immediately if the contents and quality of the services rendered using the Trademark are not in compliance with the Sub-licensor’s requirements and take action to ensure such compliance.

3.8 train personnel in the methods helping to maintain the image of the Trademark and comply with the Sub-licensor’s requirements.

3.9 apply the Trademark in the form it is registered under certificates Nos. 160554 and 160555.

3.10 carry out image-making advertising in the territory where the Trademark is used to increase its public impact, participate in jointly approved advertising actions (clause 2.5 hereof).

3.11 receive Sub-licensor’s approval for image-making advertising involving the use of Trademarks in mass media which may circulate outside the Territory defined in clause 1.1 hereof.

3.12 carry out advertising of goods and services involving the use of this Trademark as well as display and apply advertising materials with the Trademark at the selling outlets, including dealers, during the effective period hereof.

3.13 ensure that advertising which involves the use of this Trademark strictly complies with the services actually rendered.

3.14 provide the Sub-licensor’s and Licensor’s staff with access to premises as well as equipment, goods and documents which use the Trademark for checking their conformity with the terms of this Agreement.

3.15 make payments to the Sub-licensor as required by clause 6 of this Agreement.

3.16 upon expiration of this Agreement or its termination, cease the use of the Trademark.

4. The Parties recognize the right of the Licensor to monitor the compliance by the Sub-licensee of the Licensor’s requirements towards the quality of goods and services under the Agreement.

5. LIABILITY OF THE PARTIES

5.1 Should the Sub-licensor discover that the content or quality of the services provided using the Trademark is in any way inconsistent with the Sub-licensor’s requirements, the Sub-licensee may be prohibited from further use of the Trademark until the requirements are met.

5.2 The Sub-licensee shall take measures to eliminate any inconsistency between the content or quality of the services provided using the Trademark and the Sub-licensor’s requirements within the time period agreed upon with the Sub-licensor and specified in the inspection act.

5.3 Upon the expiration of the period set forth in the act pursuant to clause 5.2 hereof, the Sub-licensor shall conduct a control inspection. The results of such control inspection shall be set forth in an act. The Sub-licensor may require the Sub-licensee to reimburse the cost of such inspection if the Sub-licensee has missed the deadline (clause 5.2) or attempted to conceal such violation from the Sub-licensor.

5.4 If the content or quality of the services provided by the Sub-licensee using the Trademark is not restored within the established time period (clause 5.2), the Sub-licensor shall have the right to terminate this Agreement and demand reimbursement of damages.

5.5 The Sub-licensor shall have the right to terminate this Agreement and demand reimbursement of damages if the Sub-licensee violates the requirements set forth in clauses 3.5, 3.7, 3.12, 3.13, 3.14 and 3.15 hereof.

5.6 If the Sub-licensee violates the requirements set forth herein in respect of the use of the Trademark, the Sub-licensor may at its discretion prohibit the use of the Trademark and terminate this Agreement.

6. PAYMENTS

6.1 All expenses related to the execution and registration of this Agreement with the Russian Agency for Patents (including all duties, charges and taxes) incurred by the Sub-licensor, shall be reimbursed by the Sub-licensee on the basis of the invoice to be issued by the Sub-licensor.

6.2 The Sub-licensee shall pay for Sub-licensor’s services provided in clauses 2.2, 2.3 and 3.4 hereof on the basis of separate agreements

6.3 Sub-licensor’s documented costs (clause 5.3) shall be reimbursed pursuant to an act confirming the amount of such costs. Payment shall be made in rubles pursuant to the invoice submitted by the Sub-licensor, not later than 15 business days after the date of the invoice. In case of any delay in payment, the Sub-licensee shall pay a penalty equal to 0.1% of the amount due for each day of delay.

6.4 The Sub-licensee shall make an up-front payment equal to US$1,000 (plust US$166.67 of VAT), to the Sub-licensor for the non-exclusive license to use trademarks under certificates No. 160554 and No. 160555 to denote goods and services of ICGS classes 9, 16, 25, 35, 37, 38, 42 listed in Exhibit 1 to the Sub-license Agreement. Payment shall be made in rubles at the CBR rate as of the payment date. Such amount shall be transferred to the settlement account of the Sub-licensor within one month from the registration of this Sub-license Agreement with Rospatent.

7. LEGAL INDEPENDENCE OF THE PARTIES

7.1 Neither this Agreement nor any of its provisions shall or may be construed as creating agency relations between the Parties except for the relations established hereby.

8. COMMERCIAL RESTRICTIONS IMPOSED ON THE LICENSEE;

PROTECTION OF THE RIGHTS TO THE TRADEMARK

8.1 The Sub-licensee may not issue a sublicense for the right to use the Trademark to any other individual or legal entity.

8.2 The Sub-licensee may not change or modify the Trademark, use its elements or derivative elements or supplement the Trademark with any symbols or names without the Sub-licensor’s written consent.

8.3 When using the Trademark together with its own name or trademark, the Sub-licensee may not:

•	distort the image of the Trademark;

•	mislead the consumers regarding the type, content or location of the services provided under the Trademark.

8.4 The Sub-licensee may not:

•	use the Trademark on any materials or goods which are considered illegal, pornographic, dangerous, hazardous for people, causing damage to the personal or business reputation of a person or an entity, including governmental, public or religious organizations;

•	associate the Trademark in any form with any political, public or religious movement;

•	print, produce or disseminate any materials damaging the reputation of the Trademark.

8.5 During the entire period while the Sub-licensor holds the right to the Trademark, the Sub-licensee:

•	recognizes and shall recognize the validity of the Sub-licensor’s rights to the Trademark;

•	shall not challenge or assist other persons in challenging the validity of the Sub-licensor’s rights to the Trademark.

8.6 During the term of this Agreement, the Sub-licensee agrees to promptly notify the Sub-licensor of any unlawful use of the Trademark by any third party (parties) which becomes known to the Sub-licensee, and shall assist the Sub-licensor in protection of the infringed rights.

8.7 If any third party violates the Sub-licensor’s rights to the Trademark, the Sub-licensor shall at its discretion decide on the legal defense using the Sub-licensee’s assistance as provided in clause 8.6 hereof.

8.8 If any third party violates the rights granted to the Sub-licensee hereunder, the Parties shall jointly file a claim against such party, provided that any expenses and/or proceeds resulting from such claim shall be distributed between the Parties as agreed upon by the Parties in writing.

8.9 If any claim or action is brought against the Sub-licensee in connection with the violation of third parties’ rights as a result of the use of the Trademark provided hereunder, the Sub-licensee shall promptly notify the Sub-licensor thereof, and the Parties shall take joint measures to settle any such claim subject to Sub-licensor’s obligation under clauses 9.5 and 9.6 of Amendment Agreement # 1 to License Agreement # TM 18-2001 VCR. Any expenses, losses or proceeds shall be distributed as provided in clause 8.8 hereof

8.10 In the event of liquidation of the Sub-licensee, this Agreement shall be terminated. In the event of the Sub-licensor’s reorganization, the Sub-licensee shall retain the right to use the Trademark until the term of this Agreement expires.

9. DISPUTE RESOLUTION

9.1 If any dispute arises between the Sub-licensor and the Sub-licensee in respect of the matters arising out of or in connection with this Agreement, the Parties shall use their best efforts to settle such dispute by way of negotiations.

9.2 If the Parties fail to settle a dispute amicably within one month from the date of occurrence of such dispute, such dispute shall be submitted for resolution to the Moscow arbitration court.

10. TERM AND TERMINATION OF THE AGREEMENT

10.1 This Agreement becomes effective after its registration with the Federal Executive Body for the Intellectual Property. Registration shall be effected by the Sub-licensor.

10.2 Except for early termination on the terms hereof, this Agreement shall continue in force and effect for the entire effective period of License Agreement # TM 18-2001 VCR registered by Rospatent No. 21952, 21953 on April 04, 2001, pursuant to clause 11.2 of the latter agreement.

10.3 This Agreement may be terminated by the Sub-licensor unilaterally by written notice to the Sub-licensee, without specifying the reasons for termination of the Agreement.

If the Agreement is terminated by the Sub-licensor without giving a reason, it will be deemed terminated in three weeks from receipt by the Sub-licensee of the written notice.

If the Agreement is terminated by the Sub-licensor in cases set forth in clauses 5.4, 5.5. and 5.6 of the Agreement, it will be deemed terminated upon expiration of 10 days from the receipt by the Sub-licensee of the written notice.

10.4 After the expiration of the term hereof or in case of termination of this Agreement, the Sub-licensee shall within 30 days from the termination date cease to use the Trademark and remove the elements of the Trademark used on the basis of the materials and documents delivered by the Sub-licensor in accordance with clause 2.4.

The Sub-licensee may further use the equipment, technologies, standard technical and logistic solutions, software, documentation received by the Sub-licensee in accordance with clause 3.4 hereof only on the basis of a separate agreement.

10.5 This Agreement shall automatically terminate upon termination of License Agreement # TM 18-2001 VCR.

11. MISCELLANEOUS

11.1 This Agreement is the entire agreement between the Parties in respect of the issues addressed or mentioned herein and is not accompanied by any additional promises, provisions, conditions or undertakings whether oral, written or implied.

11.2 All exhibits to this Agreement shall be an integral part hereof upon execution hereof.

11.3 All amendments and modifications hereto shall be in writing and shall be signed by the duly authorized persons.

11.4 All notices hereunder shall be in writing and shall be sent by facsimile, electronic mail or registered mail. Communications sent by e-mail must be followed by the same in a paper form. All communications shall be addressed as specified herein, unless the Parties inform each other of any changes. Notification date shall be the date on which a notice in a paper form is sent.

11.5 Any other issues not covered herein shall be governed by the laws of the Russian Federation.

11.6 This Agreement is made in Russian, in three counterparts (one for each of the Parties and the third for registration with the Russian Agency for Patents and Trademarks (Federal Institute of Industrial Property), each being equally valid.

12. EXHIBITS

Exhibit 1 – Agreement on the List of Goods and Services of classes 9, 16, 25, 35, 37, 38, 42 defined in the International Classification of Goods and Services.

Exhibit 2 – List of Documents Determining the Procedure and Form of the Trademark Use.

Exhibit 3 –Basic Requirements And Recommendations With Regard to Services Rendered Under Bee Line Trademark and Their Quality.

13. ADDRESSES AND BANKING INFORMATION OF THE PARTIES

13.1 SUB-LICENSOR:

Abbreviated name	OAO “Vimpelcom-Region”
Legal address	8 Marta street, 10, bldg. 14, Moscow, Russian Federation, 127083
Telephone at legal address	725-07-45
Facsimile at legal address	725-07-47
Full name of the bank’s office	Savings Bank of Russia, Moscow
Settlement account	40702810800020106152
Correspondent account	30101810400000000225
BIC	044525225
INN	7718142364
KPP	771301001
OKVED code of the company	64.20, 32.10, 32.20, 74.20.1, 72.40, 65.23, 67.12.1, 52.72, 73.10, 22.15, 22.25, 51.70
OKPO code of the company	51076683

13.2 SUB-LICENSEE:

Abbreviated name	OOO “VOSTOK-ZAPAD Telecom”
Location (mailing address)	8 Marta street, 10, bldg. 2, Moscow, 127083
Telephone
Facsimile
Full name of the bank’s office	OOO “ALFA-BANK”
Settlement account	40702810801600000196
Correspondent account	30101810200000000593
BIC	044525593
INN	2721083920
KPP	272101001
OKONKh code of the industry	52300, 66000, 84500, 80100, 82000, 80300, 84300, 71100, 71200
OKPO code of the company	55937254

Sub-licensor		Sub-licensee

VIMPELCOM-REGION		Vostok-Zapad Telecom

By:	N.N. Pryanishnikov	By:	A.M. Mischenko

EXHIBIT 1

To Sub-license Agreement #TM-2003 VZT

of July 1, 2003

AGREEMENT

On the List of Goods and Services

of classes 9, 16, 25, 35, 37, 38, 42

defined in the International Classification of Goods and Services

The Parties agree that the Sub-licensor shall hereunder grant to the Sub-licensee the right to use the Trademark for goods and services of the following ICGS classes: 9, 16, 25, 35, 37, 38 and 42.

The Sub-licensee is granted under the Sub-license Agreement the right to provide under the , BEE LINE trademark the following goods and services within the aforementioned ICGS classes:

Goods

Class 9	Equipment for transmission and reproduction of sound and images
Class 16	Printed items
Class 25	Clothing, headwear

Services

Class 35	Advertisement, office services
Class 37	Repair, installation of equipment including equipment for information networks and communications
Class 38	Cellular telecommunications, radio relay communications; hire and lease of cellular telecommunication handsets and accessories thereto
Class 42	sale of cellular telecommunication handsets

Sub-licensor		Sub-licensee

VIMPELCOM-REGION		Vostok-Zapad Telecom

By:	N.N. Pryanishnikov	By:	A.M. Mischenko

EXHIBIT 2

To Sub-license Agreement #TM-2003 VZT

of July 1, 2003

LIST OF DOCUMENTS

Determining the Procedure and Form

of the BEE LINE, Trademark Use

1.	Copies of Trademark Certificates

2.	Main elements of OAO Vimpelcom-Region’s brand book

3.	Instruction on the Trademark Use by the Sub-licensee

Sub-licensor		Sub-licensee

VIMPELCOM-REGION		Vostok-Zapad Telecom

By:	N.N. Pryanishnikov	By:	A.M. Mischenko

EXHIBIT 3

To Sub-license Agreement #TM-2003 VZT

of July 1, 2003

BASIC REQUIREMENTS AND RECOMMENDATIONS

to OOO “VOSTOK-ZAPAD Telecom”

With Regard to Services Rendered Under , BEE LINE Trademark and

Their Quality

The mandatory condition for granting the right to use the , BEE LINE Trademark by OOO “VOSTOK-ZAPAD Telecom”, a cellular communications company, shall be implementation of the requirements listed below.

I.	BASIC REQUIREMENTS

1.	QUALITY

1.1.	GOS (Grade of Service) is not higher than 6% in the peak hour.

1.2	Probability that a call may be disconnected is not higher than 5%.

2.	HARDWARE

2.1.	Only certified network and subscribers’ equipment.

3.	MAINTENANCE

3.1.	Daily round the clock operation of switchboard operators

3.2.	Daily round the clock operation of subscription service operators (611) – from August 01, 2003

3.3.	The level of blocking with regard to 611 numbers during the normal operating hours shall not exceed 30%

3.4.	Free-of-charge, open access to emergency services numbers from any cellular phone. (Access to city emergency and inquiries telephone numbers which have double digit numbers is provided by adding a zero. For example, 02 phone number (militia) becomes 002).

3.5.	Availability of 911 and 112 services

3.6.	Warranty and post-warranty repair services – from July 01. 2003.

4.	TYPES OF SERVICES

4.1.	Long-distance and international calls

4.2.	Call waiting

4.3.	Call forward: all calls, if no reply and if busy.

4.4.	Short dialing (the last four digits of the phone number)

4.5.	Activation and de-activation of services:

II.	RECOMMENDATIONS

1.	GOS (Grade of Service) is not higher than 3% in the peak hour

2.	Probability that a call may be disconnected is not more than 3%

3.	Wide zone of coverage and operation inside the premises

4.	Monitoring of the quality of communications services

5.	Availability of alternative outlets to the city telephone network

6.	Answering machines operating in two languages (Russian, English)

7.	Automatic and semi-automatic roaming

8.	Follow me services

9.	Lease of handsets

10.	Authentication

11.	Voice mail, fax mail, pager operations.

12.	GSM 900/1800 compatible mobile phones

13.	Time service (100)

14.	Cellular Automatic Number Identification

15.	Real time mode billing

16.	Daily round the clock operation of the inquiries service

17.	Inquiries and maintenance services for subscribers

18.	Cellular handsets with a capacity of no more than 0.6 watts

19.	Data and fax transmission

20.	Average time to detect a double is not longer than 24 hours

21.	Conference calls

Sub-licensor		Sub-licensee

VIMPELCOM-REGION		Vostok-Zapad Telecom

By:	N.N. Pryanishnikov	By:	A.M. Mischenko

LETTERHEAD OF ROSPATENT

In ref: # 161/03 of July 30, 2003, ref. No. 18-11/31568

NOTICE

of registration of agreement

Having reviewed the application for registration of the sub-license agreement for provision of the right to use trademarks

(732) Name and address of the holder of rights:

Open Joint-Stock Company “Vimpel-Communciations”

10 8 Marta street, bldg. 14, Moscow, 127083

(732) Name and address of the sub-licensor:

Open Joint-Stock Company “Vimpelcom-Region”

10 8 Marta street, bldg. 14, Moscow, 127083

Rospatent hereby advises of registration of the sub-license agreement for provision of the right to use trademarks

(111) Nos. 160554, 160555

(791) Name and address of the sub-licensee:

Limited Liability Company “VOSTOK-ZAPAD Telecom”

10 8 Marta street, bldg. 14, Moscow, 127083

Attachment: 1 copy of agreement, 15 pages total

V.V. Orlova,

Head of the Legal Department

Prepared by Ryabova (240-34-05)